Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of this 8th day of May, 2007, by and between Targanta Therapeutics Corporation, (the “Company”), and Dr. Thomas R. Parr (“Employee”) (collectively, the “Parties”).

WHEREAS, the Company wishes to continue the employment of the Employee and to assure itself of the continued services of Employee on the terms set forth herein;

WHEREAS, Employee wishes to be so employed under the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the Parties hereto as follows:

1. EMPLOYMENT. The Company will continue to employ Employee and Employee shall serve the Company in the capacity of Chief Scientific Officer (“CSO”).

2. AT-WILL EMPLOYMENT. It is understood and agreed by the Parties that this Agreement does not contain any promise or representation concerning the duration of Employee’s employment with the Company. Employee specifically acknowledges that his employment with the Company is at-will and except as otherwise prohibited by law, may be altered or terminated by either Employee or the Company at any time, with or without Cause (as defined below) and with or without notice. The nature, terms or conditions of Employee’s employment with the Company cannot be changed by any oral representation, custom, habit or practice. In addition, that the rate of salary, any bonuses, paid time off, other compensation, or vesting schedules are stated in units of years or months or weeks does not alter the at-will nature of the employment, and does not mean and should not be interpreted to mean that Employee is guaranteed employment to the end of any period of time or for any period of time. In the event of conflict between this disclaimer and any other statement, oral or written, present or future, concerning terms and conditions of employment, the at-will relationship confirmed by this disclaimer shall control. This at-will status cannot be altered except in a writing signed by Employee and approved by the Board of Directors of the Company (the “Board of Directors”).

3. DUTIES. Employee shall render exclusive, full-time services to the Company as its CSO. Employee shall report to the Company’s Chief Executive Officer. Employee shall perform services under this Agreement primarily at the office of the Company to be located in Indianapolis, Indiana (the “Primary Location”), and from time to time at such other locations (including Montreal, Quebec) as is necessary to perform the duties of CSO under this Agreement. Subject to the terms of this Agreement, Employee’s responsibilities, working conditions and duties may be changed, added to, diminished or eliminated during his employment at the sole discretion of the Board of Directors. During Employee’s employment with the Company he shall devote his reasonable best efforts and his full business time, skill and attention to the performance of his duties on behalf of the Company.

4. POLICIES AND PROCEDURES. Employee agrees that he is subject to and will comply with the policies and procedures of the Company as such policies and procedures may be modified, added to or eliminated from time to time at the sole discretion of the Company, except to the extent any such policy or procedure specifically conflicts with the express terms of this Agreement. Employee further agrees and acknowledges that any written or oral policies and procedures of the Company do not constitute contracts between the Company and Employee.

5. BASE SALARY. For all services rendered and to be rendered hereunder, the Company agrees to pay to the Employee, and the Employee agrees to accept a salary of $220,000 per annum (“Base Salary”) starting as of November 13, 2006, which salary will be paid periodically in accordance with normal Company payroll practices and shall be subject to such deductions and withholdings as the Company is required to make pursuant to law, or by further agreement with the Employee. Employee’s salary shall be subject to annual review and discretionary adjustment by the Board of Directors, which discretion shall be exercised reasonably; provided that, upon the consummation of a future financing transaction or series of related transactions (including a so-called reverse merger of the Company with an existing public company), which such transaction or transactions shall be approved by the Board of Directors and result in aggregate proceeds to the Company and its subsidiaries of at least $20,000,000 from persons who are not presently stockholders of the Company (including any holder of exchangeable shares of the Canadian subsidiaries) (a “Next Financing”), the Employee’s Base Salary shall automatically be increased to $250,000 per annum, and upon the consummation of an initial public offering of the Company’s common stock (which for this purpose should include a so-called reverse merger of the Company with an existing public company), the Employee’s Base Salary shall automatically be increased to $275,000 per annum.

6. STOCK OPTIONS. In connection with Employee’s continued employment by the Company, and at the next regularly scheduled meeting of the Board of Directors or the Compensation Committee thereof, the Company will grant Employee additional options, expected to be an option to purchase 150,000 shares of the Company’s common stock, such options to be granted at the then-current fair market value of the common stock as determined by the Board of Directors or the Compensation Committee thereof (the “Options”). The terms, conditions and limitations of the Options will be set forth in the Company’s 2005 Stock Option Plan (the “Plan”) and in the standard form of notice of stock option grant and stock option agreement to be approved by the Board of Directors and to be entered into by Employee, such terms and conditions expected to include provisions providing that 25% of the Options shall be vested at the time of grant and the remaining Options shall vest quarterly over four years, commencing on the date of grant, subject to acceleration in certain circumstances as further described below. The Employee acknowledges and agrees that the terms of the stock option described above are subject to approval by the Board of Directors or the Compensation Committee thereof and the Employee shall have no right to any such stock option until it has been granted to the Employee by the Board of Directors or the Compensation Committee thereof. Employee shall be eligible to receive future grants of equity incentives as determined by the Board of Directors (or the compensation committee thereof) in its sole discretion. The Options shall be issued in replacement of the options previously granted to Employee pursuant to (a) an option to purchase 250,000 shares of the Company’s Common Stock on March 29, 2006 at $0.24 per share (following the 150:1 reverse stock split, now exercisable for 1,666 shares at an exercise price of CDN $36.00 per share) and (b) an option to purchase 229,944 shares of the capital stock of Targanta Therapeutics, Inc. (f/k/a PhageTech, Inc.), a Canadian corporation and subsidiary of the Company (“Targanta Quebec”), at an exercise price of $0.38 CDN (following the 150:1 reverse stock split, now exercisable for 1,532 shares at an exercise price of $57.00 CDN per share), which options the Employee shall tender to the Company for cancellation in exchange for the receipt of the Options described above.

7. BONUS. Employee may be eligible to receive an annual performance bonus of up to 25% of his Base Salary (subject to employment taxes, withholding and deductions) for each year of this Agreement beginning January 1, 2007, based upon Employee’s achievements of certain milestones and performance objectives to be mutually agreed upon by the Board of Directors and the Employee (the “Bonus”). Except as expressly provided otherwise herein, Employee must remain employed by the Company throughout the applicable bonus year in order to be eligible for any Bonus. The Board of Directors, in its sole discretion, which shall be exercised reasonably, shall determine the extent to which Employee has achieved the performance targets upon which Employee’s Bonus is based, and the amount of Bonus to be paid to Employee, if any. Bonuses are not earned until they are approved in writing by the Board of Directors.

8. OTHER BENEFITS. While employed by the Company as provided herein:

(a) Employee Benefits. Employee shall be entitled to all benefits to which other executive officers of the Company are entitled, on terms comparable thereto, including, without limitation, participation in pension and profit sharing plans, 401(k) plan, group insurance policies and plans, medical, health, vision, and disability insurance policies and plans, and the like, which benefits may be maintained by the Company for the benefit of its executives. The Company reserves the right to alter and amend the benefits received by Employee from time to time at the Company’s discretion.

(b) Expense Reimbursement. Employee shall receive, against presentation of proper receipts and vouchers, reimbursement for direct and reasonable out-of-pocket expenses incurred by him in connection with the performance of his duties hereunder, according to the Company’s policies.

(c) Vacation. Employee will be entitled to twenty (20) vacation days per year, which will accrue in monthly increments.

9. CONFIDENTIAL INFORMATION, RIGHTS AND DUTIES.

(a) Proprietary Information. Employee will, as a condition to commencing his employment with the Company, execute and deliver to the Company an Agreement Re: Non-Competition, Non-Solicitation, Non-Disclosure and Ownership of Inventions in the form attached hereto as Exhibit A.

(b) Exclusive Property. Employee agrees that all Company-related business procured by the Employee, and all Company-related business opportunities and plans made known to Employee while employed by the Company, are and shall remain the permanent and exclusive property of the Company.

(c) Non-Solicitation; Non-Competition. Employee agrees that following his last day of employment with the Company, he shall continue to comply with the non-competition and non-solicitation obligations set forth in the Agreement Re: Non-Competition, Non-Solicitation, Non-Disclosure and Ownership of Inventions for the entire time period set forth therein.

10. TERMINATION. The Parties each acknowledge that either of the Parties has the right to terminate Employee’s employment with the Company at any time for any reason whatsoever, with or without Cause or advance notice.

(a) Payments through Termination. Except as provided herein, upon termination of Employee’s employment for any reason, whether voluntary or involuntary, or due to death or Disability, the Company’s obligation to make payments shall terminate except the Company shall pay Employee (or his estate) any amount of Base Salary and Bonus earned through the date of termination, any benefits vested through the date of termination, all unused vacation accrued through the date of termination, and any business expenses that were incurred but not reimbursed as of the date of termination. Except as provided herein, vesting of the Options and any other equity incentives granted to Employee after the date hereof shall cease on the date of termination.

(b) Severance Benefits Prior to a Change of Control. In the event that Employee’s employment is terminated either without Cause or due to his death or Disability prior to a Change of Control, Employee shall be entitled to receive the following severance pay and benefits in addition to the payments described in Section 10(a):

(i) Severance Pay. The equivalent of six (6) months (the “Severance Pay Period”) of Employee’s Base Salary as in effect immediately prior to the date of his termination, payable on the same basis and at the same time as previously paid and subject to employment tax withholdings and deductions, commencing on the first regularly scheduled pay date following the Effective Date of the Release;

(ii) Pro Rated Bonus. Unless the Employee’s termination is due to his death, the Employee shall be deemed to have earned (on a pro rated basis) as of the date of his termination that portion of any Bonus that the Board of Directors, in its discretion, otherwise would have awarded the Employee as of such date, based on his achieving (on a pro rated basis) the performance targets upon which Employee’s Bonus is based. The payment of any such pro rated Bonus shall be made by the Company in accordance with its standard policies and procedures following the end of the year in which the Bonus was earned; and

(iii) Medical and Dental Benefits. Provided that Employee or his dependents are eligible for and timely elect continued coverage under the Company’s group health and/or dental insurance plans pursuant to the federal law known as “COBRA,” for the duration of the Severance Pay Period the Company shall reimburse Employee or his dependents for the cost of the COBRA premiums (less an amount equal to the employee portion of such premiums in accordance with the Company’s then standard employee policies regarding health and dental insurance premiums), provided, however, that the Company’s obligation to pay the COBRA premiums in respect of health and/or dental insurance, as the case may be, will cease immediately in the event Employee or his dependents (as the case may be) become eligible for other group health or dental insurance that is reasonably comparable in terms of the scope and cost of coverage during the Severance Pay Period, and Employee or his dependents shall promptly notify the Company if he/they become eligible to be covered by other group health or dental insurance during the Severance Pay Period. Except for any right Employee has to continue participation in the Company’s group health and dental plans under COBRA, all employee benefits shall terminate in accordance with the terms of the applicable benefit plans as of the date of termination of the Employee’s employment by the Company (or one of its subsidiaries).

(iv) Definition of Severance Benefits. The severance pay, pro rated Bonus and COBRA reimbursement described in Sections 10(b)(i) through (iii) above are collectively referred to as the “Severance Benefits.”

(c) Severance Benefits Following a Change of Control. In the event that, within twenty four (24) months following a Change of Control, Employee’s employment is terminated without Cause or as a result of death or Disability, or Employee resigns for Good Reason, then, in addition to the payments described in Section 10(a), Employee shall be entitled to receive the Severance Benefits; provided, that the Severance Pay Period shall be twelve (12) months instead of six (6) months.

(d) Conditions for Receipt of Severance Benefits. The Company’s obligation to pay Severance Benefits shall be contingent upon the Executive signing a release in the form attached as Exhibit B (“Release”) and a written acknowledgment of Employee’s continuing obligations under the Agreement Re: Non-Competition, Non-Solicitation, Non-Disclosure and Ownership of Inventions.

(e) Definition of Cause. For purposes of this Agreement, “Cause” means (i) Employee’s incompetence or failure or refusal to perform satisfactorily any duties reasonably required of Employee by the Board of Directors and/or the Company (other than by reason of Disability), including Employee’s continuing inattention to or neglect of his duties and responsibilities reasonably assigned to him by the Company and/or its Board of Directors, which failure or inaction is not cured by Employee within 30 days of receiving written notice of such event or events giving rise to a claim of Cause; (ii) Employee’s violation of any law, rule or regulation (other than traffic violations, misdemeanors or similar offenses) or cease-and-desist order, court order, judgment, regulatory directive or agreement or Employee’s conviction of or plea of nolo contendere to any felony or a crime involving moral turpitude; (iii) the commission or omission of or engaging in any act or practice that constitutes a material breach of Employee’s fiduciary duty to the Company, involves personal dishonesty, fraud or misrepresentation on the part of Employee or demonstrates a willful or continuing disregard for the best interests of the Company; (iv) Employee’s engaging in dishonorable or disruptive behavior, practices or acts that would be reasonably expected to harm or bring disrepute to the Company, its subsidiaries, its business or any of its customers, employees or vendors; or (v) a breach by Employee of his obligations under the Agreement Re: Non-Competition, Non-Solicitation, Non-Disclosure and Ownership of Inventions or any Company code of conduct or ethics or other Company policies or practices. In any case where the Company believes that the Employee may be terminated for Cause, it shall provide Employee with a written notice setting forth, in reasonable detail, the factual basis for such claimed Cause prior to or at the time of such termination.

(f) Definition of Good Reason. For purposes of this Agreement, “Good Reason” means (i) the failure of the Company to employ Employee in his current or a substantially similar position with the same reporting relationship, without regard to title, such that his duties and responsibilities are materially diminished without his written consent (provided that he notifies the Company in writing of such diminution of duties within 45 days of the diminution); (ii) a reduction in Employee’s Base Salary and/or target annual Bonus without his written consent (unless such reduction is in connection with a proportional reduction in compensation to all or substantially all of the Company’s employees); or (iii) a permanent relocation of Employee’s Primary Location more than 50 miles from his current site of employment without Employee’s written consent.

(g) Definition of Disability. For purposes of this Agreement, “Disability” means the Employee’s inability to carry out his job responsibilities for a continuous period of more than six (6) months as a result of illness (mental or physical), accident, or injury, as reasonably determined in the sole discretion of the Board of Directors.

11. CHANGE IN CONTROL BENEFITS.

(a) Definition of Change of Control. A “Change of Control” shall mean any of the following events, if and only if such event or events occurs after the Next Financing: (i) the dissolution or liquidation of the Company, (ii) any merger or consolidation of the Company with one (1) or more corporations where the Company is the surviving corporation and the stockholders of the Company (including any holder of exchangeable shares of the Canadian subsidiaries) immediately prior to such transaction do not own at least fifty percent (50%) of the Company’s outstanding capital stock (assuming the exchange of all outstanding exchangeable shares of the Canadian subsidiaries) immediately after such transaction, (iii) any merger or consolidation of the Company with one or more corporations where the Company is not the surviving corporation, or (iv) a sale of substantially all of the assets of the Company or fifty percent (50%) or more of the then outstanding shares of capital stock of the Company (assuming the exchange of all exchangeable shares of the Canadian subsidiaries) to another corporation or entity.

(b) Acceleration of Options upon a Change in Control. In the event that (i) Employee’s employment is terminated without Cause at any time following a Change in Control or within thirty (30) days prior to the consummation of a Change of Control or (ii) Employee resigns for Good Reason at any time following a Change of Control, then all Options issued to Employee in connection with this Agreement and any other options or shares of restricted stock then held by Employee that have not yet vested shall immediately vest such that all of the remaining unvested shares under the Options and any other equity incentive granted to Employee during the course of his employment by the Company shall, at the time of the termination without Cause or resignation for Good Reason, immediately become vested shares. All other terms and conditions set forth in the Options, the Plan, and applicable notices of stock option grant, stock option agreements and restricted stock agreements, if applicable, shall remain in full force and effect.

(c) Section 4999 Compliance. If the Company reasonably determines after consultation with its counsel that any benefit accorded to the Employee under this Section 11 or any other provision or agreement between the Company and the Employee (“Other Agreement”) would cause the imposition of an excise tax upon the Employee under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the Company shall adjust the timing and/or the amount of any payment or benefit to the Employee pursuant to this Section 11 or Other Agreement so that the excise tax imposed by Section 4999 shall not be imposed upon any such payment or benefit due to the Employee. The Company shall consult with the Employee regarding such adjustments, but shall retain the power to control the timing and amounts of any such adjustments.

12. CODE SECTION 409A COMPLIANCE. Because of the uncertainty of the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to payments pursuant to this Agreement, including, without limitation, payments pursuant to Sections 10 and 11 hereof, Employee agrees that if any such payments are subject to the provisions of Section 409A(a)(1) of the Code by reason of this Agreement, or any part thereof, being considered a “nonqualified deferred compensation plan” pursuant to Section 409A of the Code, then such payments shall be made in accordance with, and this Agreement automatically shall be amended in such a manner as to prevent any current or future payment to the Employee under this Agreement or the vesting of any Company stock option or other equity incentive held issued to the Employee becoming subject to Section 409A(a)(1) of the Code, including, without limitation, any necessary delay of six (6) months applicable to payment of deferred compensation to a “specified employee” (as defined in Section 409A(2)(B)(i) of the Code) upon separation from service. In the event that a six month delay is required, on the first regularly scheduled pay date following the conclusion of the delay period the Employee shall receive a lump sum payment in an amount equal to six (6) months of Employee’s Base Salary and thereafter, any remaining Severance Benefits shall be paid on the same basis and at the same time as previously paid and subject to employment tax withholdings and deductions. The Company and the Employee shall consult together in good faith to determine the manner in which this Agreement should be amended to avoid the application of Section 409A(a)(1) as provided herein while avoiding or minimizing any financial disadvantage to the Employee as might arise from such amendment, but in case of disagreement the decision of the Board of Directors shall govern, and the Company and the Employee shall be bound thereby.

13. MISCELLANEOUS.

(a) Taxes; Withholding. Employee agrees to be responsible for the payment of any taxes due on any and all compensation, stock options, equity incentives and other benefits provided by the Company pursuant to this Agreement and hereby acknowledges that all payments made by the Company to Employee under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law. Employee agrees to indemnify the Company and hold the Company harmless from any and all claims or penalties asserted against the Company for any failure to pay taxes due on any compensation, stock option, or benefit provided by the Company pursuant to this Agreement. Employee expressly acknowledges that the Company has not made, nor herein makes, any representation about the tax consequences of any consideration provided by the Company to Employee pursuant to this Agreement.

(b) Modification/Waiver. This Agreement may not be amended, modified, superseded, canceled, renewed or expanded, or any terms or covenants hereof waived, except by a writing executed by each of the parties hereto or, in the case of a waiver, by the party waiving compliance. Failure of any party at any time or times to require performance of any provision hereof shall in no manner affect his or its right at a later time to enforce the same. No waiver by a party of a breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of that or any other term or covenant in this Agreement.

(c) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of any successors or assignees of the business of the Company. This Agreement shall not be assignable by the Employee.

(d) Notices. All notices given hereunder shall be given by certified mail, addressed, or delivered by hand, to the other party at his or its address as set forth herein, or at any other address hereafter furnished by notice given in like manner. Employee promptly shall notify Company of any change in Employee’s address. Each notice shall be dated the date of its mailing or delivery and shall be deemed given, delivered or completed on such date.

(e) Governing Law; Personal Jurisdiction and Venue. This Agreement and all disputes relating to this Agreement shall be governed in all respects by the laws of the Commonwealth of Massachusetts without regard to its conflicts of laws principles, and all disputes hereunder shall be adjudicated in the courts of the Commonwealth of Massachusetts, to whose personal jurisdiction the Parties hereby consent.

(f) Entire Agreement. This Agreement, together with the Exhibits A and B attached hereto, sets forth the entire agreement and understanding of the parties hereto with regard to the employment of the Employee by the Company and supersedes any and all prior agreements, arrangements and understandings, written or oral, pertaining to the subject matter hereof, including but not limited to that certain Employment Agreement dated December 23, 2004 between the Employee and Targanta Quebec. No representation, promise or inducement relating to the subject matter hereof has been made to a party that is not embodied in these Agreements, and neither of the Parties shall be bound by or liable for any alleged representation, promise or inducement not so set forth. In consideration of the benefits provided to Employee hereunder, Employee hereby agrees that, in the event of his termination from the Company, such benefits shall be in complete satisfaction of any and all obligations that the Company may have to Employee. Notwithstanding the foregoing, each of the parties acknowledges that the Agreement re Non-Competition, Non-Solicitation, Non-Disclosure and Ownership of Inventions between the Employee and Targanta Quebec dated January 17, 2005 (the “Canadian NDA”, shall continue in effect accordance to its terms, provided that in the event of a conflict between the provisions of the Canadian NDA and the terms of Exhibit A, the terms of Exhibit A shall prevail.

(g) Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision hereof shall be valid and enforceable to the fullest extent permitted by law.

(h) Employer. Employee shall be employed initially by the Company. During the term of this Agreement, Employee may be transferred to the employment of either or both of the Company’s Canadian subsidiaries, in which event the term “Company” as used herein in reference to the employer of Employee shall refer to said subsidiary(ies). Any such transfer to the employment of a subsidiary, and/or any such transfer back to the employment of Company, shall not otherwise alter or affect the terms or conditions of this Agreement, which shall continue to govern Employee’s employment relationship.

(i) Counterparts. This Agreement may be executed in two counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

(j) Fees. Each party shall be responsible for its own fees and expenses incurred in connection with negotiating this Agreement.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the Parties have each duly executed this Agreement as of the day and year first above written.

TARGANTA THERAPEUTICS CORPORATION

By:	/s/ Mark Leuchtenberger
Name:	Mark Leuchtenberger
Title:	President and CEO

/s/ Thomas R. Parr
Dr. Thomas R. Parr